Exhibit 99.1
Media Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
Investors Contact: Joseph P. Kelley (216) 383-8346
Joe_Kelley@lincolnelectric.com
Lincoln Electric Announces Agreement for Acquisition in China
     CLEVELAND, Ohio, U.S.A., March 16, 2009 — Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today announced that its Asian subsidiary, The Lincoln Electric Company (Asia Pacific) Pte., Ltd. (“Lincoln Asia Pacific”), has signed definitive agreements to expand its welding consumables business in China by acquiring 100% control of Jinzhou Jin Tai Welding and Metal Co., Ltd. (“Jin Tai”), a welding wire business in Jinzhou, China. Lincoln Asia Pacific currently owns 48% of Jin Tai, and the remaining 52% is held by Taiwan-based Kuang Tai Metal Industrial Co., Ltd. (“Kuang Tai”) and other partners. Jin Tai’s sales in 2008 were approximately $200 million. In light of the currently depressed global economic environment and the forecast for Jin Tai’s earnings in 2009, the Company expects that the transaction would be modestly dilutive to 2009 earnings.
     “The definitive agreements signed today represent a strategic repositioning for both parties and marks an important step in the evolution of our business in China,” said John M. Stropki, Chairman and Chief Executive Officer. “Jin Tai will greatly expand our customer base and brings significant cost-competitive MIG wire manufacturing capacity under Lincoln Electric’s control. In addition to improving our market position in China by adding an important consumable offering in welding wire, this acquisition will also provide us a low cost and high quality product platform for major export markets.
     “We have had a productive and successful relationship with our joint venture partner. We look forward to continuing and expanding our business with Kuang Tai, both as an important global supplier and as a key customer for Lincoln’s global products. We also look forward to ongoing collaboration with Chou Tai Long, Kuang Tai’s Chairman, to leverage his experience and proven track record in product development and production technologies.”
     In reaching agreement with Kuang Tai and Chairman Chou, Lincoln Asia Pacific will exchange its 35% ownership interest in Kuang Tai for the 52% of Jin Tai that it does not currently own, pay cash of an estimated $38 million and assume Jin Tai’s debt of approximately $18 million, subject to final adjustments at closing.

-more-

Lincoln Electric Announces Agreement for Acquisition in China
     The transaction is subject to approval by both Kuang Tai’s shareholders and government regulatory agencies, with closing expected on or about July 1, 2009, subject to the satisfaction or waiver of customary conditions.
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 38 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results both prior and subsequent to closing the above-mentioned transaction. The factors include, but are not limited to: uncertainties arising prior to closing that may impact consummation of the transaction; regulatory clearances; the success of post-closing integration efforts; and the degree to which actual operating performance of Jin Tai, subsequent to closing, meets forecasted results.
     More generally, the Company’s operating results may also vary from forward-looking statements due to the following factors: the effectiveness of operating initiatives; general economic and market conditions; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.